Exhibit 4.3

EXECUTION COPY

Valmont Industries, Inc.
as the Company

The Subsidiary Guarantors Named Herein
as the Subsidiary Guarantors

and

Wells Fargo Bank, National Association,
as Trustee

Third Supplemental Indenture

Dated as of September 22, 2014

to

Indenture Dated as of April 12, 2010

$250,000,000 5.25% Senior Notes due 2054

TABLE OF CONTENTS

PAGE

ARTICLE 1
SCOPE OF THIRD SUPPLEMENTAL INDENTURE

Section 1.01 . Scope	2

ARTICLE 2
DEFINITIONS

Section 2.01 . Definitions and Other Provisions of General Application	2
Section 2.02 . Other Definitions	7

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01 . Form and Dating	7
Section 3.02 . Terms of the Notes	7
Section 3.03 . Optional Redemption	9
Section 3.04 . Change of Control Offer	9

ARTICLE 4
SUBSIDIARY GUARANTIES

Section 4.01 . Subsidiary Guaranties	10
Section 4.02 . Notation Not Required	10
Section 4.03 . Additional Subsidiary Guarantees	10

ARTICLE 5
COVENANTS

Section 5.01 . Limitations on Liens	11
Section 5.02 . Limitation on Sale and Leaseback	12

ARTICLE 6
MISCELLANEOUS

Section 6.01 . Trust Indenture Act of 1939	13
Section 6.02 . Governing Law; Jury Trial Waiver	13
Section 6.03 . Duplicate Originals	13
Section 6.04 . Separability	13
Section 6.05 . Ratification	13
Section 6.06 . Effectiveness	13
Section 6.07 . Successors	14

i

Section 6.08 . Trustee’s Disclaimer	14

EXHIBIT A — Form of 5.25% Senior Note due 2054	A-1
EXHIBIT B — Form of Supplemental Indenture	B-1

ii

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of September 22, 2014, among Valmont Industries, Inc., a Delaware corporation (the “Company”), the Subsidiary Guarantors (as defined herein) and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee executed and delivered an Indenture, dated as of April 12, 2010 (the “Base Indenture” and as supplemented by this Third Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of its senior debentures, notes or other evidences of indebtedness (the “Securities”);

WHEREAS, Sections 2.01, 2.03 and 9.01 of the Base Indenture provide that the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture, without the consent of any Holders, to, among other things, establish the form or terms of Securities of any series as permitted by the Indenture;

WHEREAS, the issuance and sale of $250,000,000 aggregate Principal amount of a new series of the Securities of the Company designated as its 5.25% Senior Notes due 2054 (the “Notes”) have been authorized by resolutions adopted by the Board of Directors of the Company and each Subsidiary Guarantor;

WHEREAS, the Company desires to issue and sell $250,000,000 aggregate Principal amount of the Notes as of the date hereof;

WHEREAS, the Company desires to establish the form and terms of the Notes;

WHEREAS, all things necessary to make this Third Supplemental Indenture a legal and binding supplement to the Indenture in accordance with its terms and the terms of the Indenture have been done;

WHEREAS, the Company and each Subsidiary Guarantor has complied with all conditions precedent provided for in the Indenture relating to this Third Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE:

For and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company, the Subsidiary Guarantors and the Trustee covenant and agree, for the equal and proportionate benefit of the Holders of the Notes, as follows:

ARTICLE 1
SCOPE OF THIRD SUPPLEMENTAL INDENTURE

Section 1.01.  Scope.  This Third Supplemental Indenture constitutes a supplement to the Base Indenture and an integral part of the Indenture and shall be read together with the Base Indenture as though all the provisions thereof are contained in one instrument.  Except as expressly amended by this Third Supplemental Indenture, the terms and provisions of the Base Indenture shall remain in full force and effect.  Notwithstanding the foregoing, this Third Supplemental Indenture shall only apply to the Notes.

ARTICLE 2
DEFINITIONS

Section 2.01.  Definitions and Other Provisions of General Application.  For all purposes of this Third Supplemental Indenture unless otherwise specified herein:

(a)                       all terms used in this Third Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Base Indenture;

(b)                       the provisions of general application stated in Section 1.04 of the Base Indenture shall apply to this Third Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Third Supplemental Indenture as a whole and not to the Base Indenture or any particular Article, Section or other subdivision of the Base Indenture or this Third Supplemental Indenture;

(c)                        Section 1.01 of the Base Indenture is amended and supplemented, solely with respect to the Notes, by inserting the following additional defined terms in their appropriate alphabetical positions:

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent Yield to Maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its Principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (after giving effect to any extensions at the option of the lessee), discounted from the respective due dates thereof to such date at the rate per annum borne by the Notes.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Change of Control” means the occurrence of any of the following:

(1)                                 the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of the Company’s Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries;

(2)                                 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of the Company’s Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding Voting Stock or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(3)                                 the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4)                                 the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or

(5)                                 the adoption of a plan relating to the Company’s liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (x) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (y)(I) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (II) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event that relates to such Change of Control.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent

obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (excluding any liabilities constituting Funded Debt by reason of being renewable or extendible) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other intangibles, all as set forth on the most recent consolidated balance sheet of the Company and the Company’s consolidated Subsidiaries and computed in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who:

(1)                                 was a member of such board of directors on the first date that any of the Notes were issued; or

(2)                                 was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Domestic Subsidiary” means a Subsidiary of the Company except a Subsidiary which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States of America.

“Exempted Debt” means the sum of the following items outstanding as of the date Exempted Debt is being determined: (1) indebtedness of the Company and the Company’s Subsidiaries incurred after the date of the Indenture and secured by Mortgages created or assumed pursuant to Section 5.01(b) of this Third Supplemental Indenture and (2) Attributable Debt of the Company and the Company’s Subsidiaries in respect of every sale and leaseback transaction entered into after the date of the Indenture and pursuant to Section 5.02(b) of this Third Supplemental Indenture.

“Funded Debt” means all Debt, other than Debt subordinated in right of payment to the Notes, having a maturity of more than twelve months from the date as of which the amount thereof is to be determined, or having a maturity of less than twelve months from the date as of which the amount thereof is to be determined but by its terms being renewable or extendible beyond twelve months from such date at the option of the borrower.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Principal Property” means the headquarters of the Company and any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for manufacturing, distribution or warehousing, owned or leased by the Company or any Subsidiary Guarantor or Domestic Subsidiary; provided however that the term “Principal Property” does not include any of the above referenced property: (1) financed through the issuance of tax exempt governmental obligations or (2) that the Company’s board of directors determines in good faith is not materially important to the total business of the Company and the Company’s Subsidiaries.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Rating Agencies” means:

(1)                                 each of Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors, and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors; and

(2)                                 if either such Rating Agency ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a substitute Rating Agency chosen by the Company.

“Rating Event” means with respect to a Change of Control, if the Notes carry immediately prior to the first public announcement of the occurrence of such Change of Control or of the intention to effect such Change of Control:

(1)                                 an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from both Rating Agencies, and the rating from both Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a non-investment grade credit rating (BB+/Ba1 or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating or (in the case of a withdrawal) replaced by an investment grade credit rating;

(2)                                 a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from both Rating Agencies, and the rating from both Rating Agencies is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by both Rating Agencies; or

(3)                                 both (i) an investment grade credit rating (BBB-/Baa3, or equivalent, or better) from one Rating Agency, and the rating is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded to a noninvestment grade credit rating (BB+/Ba1, or equivalent, or worse) or withdrawn and is not within such period subsequently (in the case of a downgrade) upgraded to an investment grade credit rating by such Rating Agency or (in the case of a withdrawal) replaced by an investment grade credit rating from such Rating Agency and (ii) a non-investment grade credit rating (BB+/Ba1, or equivalent, or worse) from the other Rating Agency, and the rating is, within 60 days of the earlier of the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either Rating Agency), either downgraded by one or more notches (for illustration, Ba1 to Ba2 being one notch) or withdrawn and is not within such period subsequently upgraded to its earlier credit rating or better by such Rating Agency;

provided that in making the relevant decision(s) referred to above to downgrade or withdraw such ratings, as applicable, the relevant Rating Agency announces publicly or confirms in writing to the Company that such decision(s) resulted, in whole or in part, from the occurrence of such Change of Control or the first public announcement of the intention to effect such Change of Control.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and the respective successors of the foregoing; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that date of redemption.

“Restricted Subsidiary” means (1) any Subsidiary Guarantor and (2) any Domestic Subsidiary owning a Principal Property.

“Revolving Credit Facility” means that certain Credit Agreement by and among the Company and certain Subsidiaries of the Company party thereto, as borrowers, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent, dated as of August 15, 2012, as amended, amended and restated, supplemented or modified, renewed, refinanced or replaced from time to time.

“Voting Stock” means, with respect to any specified Person as of any date, the Capital Stock of such Person (whether now or hereafter authorized, regardless of whether such Capital Stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation) that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 2.02.  Other Definitions.  Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Change of Control Offer	Section 3.04(a)
Change of Control Payment	Section 3.04(a)
Change of Control Payment Date	Section 3.04(b)
DTC	Section 3.02(k)
Mortgage	Section 5.01(a)
Sale and Leaseback Transaction	Section 5.02(a)

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01.  Form and Dating.

(a)                       The Notes shall be substantially in the form of Exhibit A attached hereto.  The Notes shall be executed on behalf of the Company by one Officer of the Company.  The Notes may have legend or legends or endorsements as may be required to comply with any law, or with any rules of any securities exchange or usage.  The Notes shall be dated the date of their authentication.  The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b)                       The terms contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture as supplemented by this Third Supplemental Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Third Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Section 3.02.  Terms of the Notes.  The following terms relating to the Notes are hereby established:

(a)                       Title.  The Notes shall constitute a series of Securities having the title “5.25% Senior Notes due 2054.”

(b)                       Principal Amount.  The aggregate Principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $250,000,000 on the Issue Date.  The Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the Notes in all respects and so that such additional Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the Notes initially issued.  Any additional Securities that are consolidated and form a single series with the Notes will be issued for U.S. federal income tax purposes in a “qualified reopening” or with no more than a de minimis amount of original issue discount.

(c)                        Maturity Date.  The entire outstanding Principal of the Notes shall be payable on October 1, 2054.

(d)                       Interest Rate.  The rate at which the Notes shall bear interest shall be 5.25% per annum; the date from which interest shall accrue on the Notes shall be September 22, 2014 or the most recent interest payment date to which interest has been paid or duly provided for; the interest payment dates for the Notes shall be April 1 and October 1 of each year, commencing on April 1, 2015; the interest so payable and punctually paid or duly provided for, on any interest payment date, will be paid to the Person in whose names the Notes are registered at the close of business on the record date for such interest, which shall be March 15 or September 15, as the case may be, immediately preceding such interest payment date, except that interest payable at maturity will be paid to the same Persons to whom Principal of the Notes is payable; the interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

(e)                        Place of Payment of Principal and Interest.  Section 4.02 of the Base Indenture shall apply to the Notes.

(f)                         Mandatory Redemption, Repurchase or Repayment..  Except as provided pursuant Section 3.04, the Company shall have no other obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(g)                        Currency of the Notes.  The Notes shall be denominated, and payment of Principal and interest of the Notes shall be payable in, the currency of the United States of America.

(h)                       Registered Form.  The Notes shall be issuable as Registered Global Securities. Section 2.07 of the Base Indenture shall apply to the Notes. The Notes may be issued in definitive form pursuant to the terms of the Base Indenture.

(i)                           Exchange or Conversion.  The Notes shall not be exchangeable for or convertible into the common stock of the Company or any other security.

(j)                          Additional Amounts.  The Company will not pay any additional amounts on the Notes.

(k)                       Depositary.  The Depositary for any Notes issued as Global Registered Securities shall be The Depository Trust Company in The City of New York (“DTC”) or any successor Depositary appointed by the Company within 90 days of the termination of services of DTC (or any successor to DTC).

(l)                           Satisfaction and Discharge.  Article 8 of the Base Indenture shall apply to the Notes.

(m)                   Default.  Article 6 of the Base Indenture shall apply to the Notes.

Section 3.03.  Optional Redemption.

(a)                       The Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, prior to April 1, 2054 at a redemption price equal to the greater of (i) 100% of the Principal amount of the Notes to be redeemed, and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of Principal and interest on the Notes to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the Notes being redeemed, in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest on the Notes to the date of redemption.

(b)                       Commencing on April 1, 2054, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the Principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to the date of redemption.

(c)                        Article 3 of the Base Indenture shall apply to the Notes with respect to any redemption pursuant to Sections 3.03(a) or (b).  Notices of redemption given for Global Securities shall be sent in accordance with Applicable Procedures.

Section 3.04.  Change of Control Offer.

(a)                       If a Change of Control Triggering Event occurs, each Holder of the Notes will have the right to require the Company to purchase all or a portion (equal to $2,000 Principal amount and any integral multiples of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate Principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)                       The Company will be required to send a notice to each Holder of the Notes by first class mail, in the case of Global Securities send or cause to be sent in accordance with Applicable Procedures, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control.  The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date.  The purchase date will be at least 30 days but no more than 60 days from the date such notice is sent, other than as may be required by law (a “Change of Control Payment Date”).  If the notice is sent prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)                        On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)                                accept for payment all properly tendered Notes or portions of Notes not validly withdrawn;

(ii)                             deposit with the Paying Agent the required payment for all properly tendered Notes or portions of Notes not validly withdrawn; and

(iii)                          deliver or cause to be delivered to the Trustee the repurchased Notes, accompanied by an Officers’ Certificate stating, among other things, the aggregate Principal amount of repurchased Notes.

(d)                       The Company will not be required to make a Change of Control Offer with respect to the Notes upon the occurrence of a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its Change of Control Offer.

(e)                        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of Notes as a result of a Change of Control Triggering Event.  To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

ARTICLE 4
SUBSIDIARY GUARANTIES

Section 4.01.  Subsidiary Guaranties.  Each Subsidiary Guarantor agrees that Article 10 of the Base Indenture shall be applicable to the Notes.

Section 4.02.  Notation Not Required.  Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect the Subsidiary Guaranties or any release, termination or discharge thereof.

Section 4.03.  Additional Subsidiary Guarantees.  In addition to the covenants set forth in Article 4 of the Base Indenture, the Company agrees for the benefit of the Holders of the Notes that if any of the Company’s Subsidiaries, including any Subsidiary that the Company or any of the Company’s Subsidiaries may organize, acquire or otherwise invest in after the date of the Indenture that is not a Subsidiary Guarantor, guarantees, or, in the case of Domestic Subsidiaries, becomes otherwise obligated under, the Revolving Credit Facility, then such Subsidiary shall (a) execute and deliver to the Trustee a supplemental indenture substantially in the Form of Exhibit B or otherwise satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture in respect of the Notes on the terms set forth in the Indenture and (b) deliver to the Trustee an Opinion of Counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.  Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the Indenture until release pursuant to Section 10.07 of the Base Indenture.

ARTICLE 5
COVENANTS

In addition to the covenants set forth in Article 4 of the Base Indenture, the Company agrees for the benefit of the Holders of the Notes that:

Section 5.01.  Limitations on Liens.

(a)                       So long as any Notes are outstanding, the Company will not, nor will the Company permit any Subsidiary Guarantor or Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by any mortgage or other encumbrance (a “Mortgage”), on any Principal Property owned by the Company, one of the Company’s Subsidiary Guarantors or one of the Company’s other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, without concurrently securing the Notes equally and ratably with such Debt so long as such Debt shall be so secured.  This restriction does not apply to Debt secured by:

(i)                                Mortgages existing at the Issue Date;

(ii)                             Mortgages on property of, or on any shares of stock of, any Person existing at the time it becomes a Subsidiary, provided such Mortgages were in existence before the contemplation of such Person becoming a Subsidiary;

(iii)                          Mortgages on property of the Company, a Subsidiary Guarantor or a Domestic Subsidiary or shares of stock of a Restricted Subsidiary (A) existing at the time of acquisition thereof (including acquisition through merger or consolidation), (B) to secure the payment of all or any part of the purchase price or construction cost thereof or (C) to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition of such property or shares or the completion of any such construction and commencement of full operation of such property for the purpose of financing all or any portion of the purchase price or construction cost thereof;

(iv)                         Mortgages in favor of the Company or any Restricted Subsidiary;

(v)                            Mortgages in favor of the United States, any state or any subdivision, department, agency or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

(vi)                         Mortgages in favor of the administrative agent and lenders under the Revolving Credit Facility securing any obligations under the Revolving Credit Facility, provided that the principal amount of the Debt secured does not exceed the aggregate amount of the commitments under the Revolving Credit Facility in effect on the date the Notes are issued; or

(vii)                      extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in (i) through (vi).

(b)                       Notwithstanding the limitations on liens described in Section 5.01(a), the Company, any Subsidiary Guarantor or any Restricted Subsidiary may incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Property owned by the Company or one of the Company’s Subsidiary Guarantors or of the Company’s other Domestic Subsidiaries or any shares of stock or Debt of any Restricted Subsidiaries, in addition to that permitted in this Section 5.01 and without any obligation to secure the Notes, provided that at the time of such incurrence, issuance, assumption or guarantee of such Debt, and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of the Company’s Consolidated Net Tangible Assets, taken as a whole.

Section 5.02.  Limitation on Sale and Leaseback.

(a)                       So long as any Notes are outstanding, the Company will not itself, and it will not permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or such Restricted Subsidiary for a period, including renewals, in excess of one year of any Principal Property of the Company, a Subsidiary Guarantor or any Domestic Subsidiary which has been or is to be sold or transferred, more than 180 days after the later of (i) the acquisition thereof, (ii) the completion of construction thereof or (iii) the commencement of full operation thereof, by the Company or any such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such Principal Property (herein referred to as a “Sale and Leaseback Transaction”) unless either:

(i)                                the Company or such Restricted Subsidiary could create Debt secured by a Mortgage pursuant to Section 5.01 on the Principal Property to be leased back in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction without equally and ratably securing the Notes; or

(ii)                             within 180 days after the sale or transfer shall have been made by the Company or by any such Restricted Subsidiary, the Company applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement (as determined by the Chairman and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of the Company) to the retirement of Funded Debt of the Company or any Restricted Subsidiary, provided that the amount to be applied to the retirement of Funded Debt of the Company or any Restricted Subsidiary shall be reduced by (a) the principal amount of any Notes delivered within 180 days after such sale to the Trustee for retirement and cancellation, and (b) the principal amount of Funded Debt, other than Notes, voluntarily retired by the Company within 180 days after such sale.  Notwithstanding the foregoing, no retirement referred to in this clause may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

(b)                       Notwithstanding the provisions of Section 5.02(a), the Company or any Subsidiary Guarantor or any Domestic Subsidiary may enter into a Sale and Leaseback Transaction in addition to that permitted by Section 5.02(a) and without any obligation to retire any Notes or other Debt referred to in Section 5.02(a), provided that at the time of entering into such Sale and

Leaseback Transaction and after giving effect thereto, Exempted Debt, in the aggregate, does not exceed 15% of Consolidated Net Tangible Assets of the Company, taken as a whole.

ARTICLE 6
MISCELLANEOUS

Section 6.01.  Trust Indenture Act of 1939.  This Third Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.

Section 6.02.  Governing Law; Jury Trial Waiver.  The laws of the State of New York shall govern this Third Supplemental Indenture and the Notes.  EACH OF THE COMPANY, THE GUARANTORS, AND THE TRUSTEE, AND EACH NOTE HOLDER, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.03.  Duplicate Originals.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 6.04.  Separability.  In case any provision in this Third Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.05.  Ratification.  The Base Indenture, as supplemented and amended by this Third Supplemental Indenture, is in all respects ratified and confirmed.  The Base Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.  All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law.  The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Third Supplemental Indenture.  All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Third Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 6.06.  Effectiveness.  The provisions of this Third Supplemental Indenture shall become effective as of the date hereof.

Section 6.07.  Successors.  All agreements of the Company and the Subsidiary Guarantors in this Third Supplemental Indenture shall bind their successors.  All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 6.08.  Trustee’s Disclaimer.  The recitals contained herein shall be taken as the statements of the Company and the Subsidiary Guarantors and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture, the Notes, the Subsidiary Guaranties or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

VALMONT INDUSTRIES, INC. as the Company

By:	/s/ Mark C. Jaksich
Name:	Mark C. Jaksich
Title:	Executive Vice President & Chief Financial Officer

PIROD, INC. as a Subsidiary Guarantor

By:	/s/ Mark C. Jaksich
Name:	Mark C. Jaksich
Title:	Chief Financial Officer

VALMONT COATINGS, INC. as a Subsidiary Guarantor

By:	/s/ Mark C. Jaksich
Name:	Mark C. Jaksich
Title:	Vice President

VALMONT NEWMARK, INC. as a Subsidiary Guarantor

By:	/s/ Mark C. Jaksich
Name:	Mark C. Jaksich
Title:	Vice President

[Signature Page to Third Supplemental Indenture]

Signed sealed and delivered by Valmont Queensland Pty Ltd ACN 142 183 800 in accordance with s127 of the Corporations Act 2001 (Cth) in the presence of:	VALMONT QUEENSLAND PTY LTD. as a Subsidiary Guarantor
	By:	/s/ Mark C. Jaksich
	Name:	Mark C. Jaksich
	Title:	Director

	By:	/s/ Roger Andrew Massey
	Name:	Roger Andrew Massey
	Title:	Director

Signed sealed and delivered by Valmont Group Pty Ltd ACN 142 189 295 in accordance with s127 of the Corporations Act 2001 (Cth) in the presence of:	VALMONT GROUP PTY LTD. as a Subsidiary Guarantor
	By:	/s/ Mark C. Jaksich
	Name:	Mark C. Jaksich
	Title:	Director

	By:	/s/ Roger Andrew Massey
	Name:	Roger Andrew Massey
	Title:	Director

[Signature Page to Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Third Supplemental Indenture]

EXHIBIT A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR CEDE & CO. IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THIS NOTE IS A GLOBAL SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.]

5.25% Senior Note due 2054

VALMONT INDUSTRIES, INC.

CUSIP: 920253AE1
ISIN: US920253AE15
No. 001	$250,000,000

VALMONT INDUSTRIES, INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to on the reverse hereof), for value received, promises to pay to CEDE & CO., or its registered assigns, the Principal sum of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) or such other amount as indicated on the Schedule of Increases and Decreases attached hereto on October 1, 2054.

A-1

Interest Rate: 5.25% per year

Interest Payment Dates: April 1 and October 1 of each year, commencing on April 1, 2015

Record Dates: March 15 and September 15

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by the manual or facsimile signature of an authorized Officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

A-2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: September 22, 2014

VALMONT, INC.

By:
		Name:	Mark C. Jaksich
		Title:	Executive Vice President & Chief Financial Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: September 22, 2014

WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

5.25% SENIOR NOTES DUE 2054

Indenture.  This Note is one of the 5.25% Senior Notes due 2054 (the “Notes”) of the Company issued under an Indenture, dated as of April 12, 2010 (the “Base Indenture”), between the Company, the Subsidiary Guarantors named therein (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Third Supplemental Indenture dated September 22, 2014 (the “Third Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Subsidiary Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered.  To the extent that the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.  The aggregate Principal amount of the Notes that may be authenticated and delivered under the Indenture, as amended hereby, shall be $250,000,000. The Company may, without notice to or the consent of the Holders, create and issue additional Securities having the same terms as, and ranking equally and ratably with, the Notes in all respects and so that such additional Notes will be consolidated and form a single series with, and have the same terms as to status, redemption or otherwise as, the Notes initially issued.  Any additional Securities that are consolidated and form a single series with the Notes will be issued for U.S. federal income tax purposes in a “qualified reopening” or with no more than a de minimis amount of original issue discount.

Interest.  The Company promises to pay interest on the Principal amount of the Notes at the rate per year described above.  Interest on the Notes will accrue from September 22, 2014.  Interest on the Notes will be payable semi-annually on April 1 and October 1 of each year, commencing on April 1, 2015. The interest so payable and punctually paid or duly provided for, on any interest payment date, will be paid to the Person in whose names the Notes are registered at the close of business on the record date for such interest, which shall be March 15 or September 15, as the case may be, preceding such interest payment date, except that interest payable at maturity will be paid to the same Persons to whom Principal of the Notes is payable.  Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.  The interest period relating to an interest payment date (including the maturity date) shall be the period from, and including, the most recent preceding interest payment date (or, in the case of the first interest period, September 22, 2014) to, but excluding, the relevant interest payment date.

All payments on the Notes, including Principal, premium, if any, and interest will be payable at the Corporate Trust Office of the Trustee, as Paying Agent under the Indenture as set forth in the Indenture.

If any interest payment date, maturity date or redemption date of a Note falls on a day that is not a Business Day, the required payment of Principal and interest may be made on the next succeeding Business Day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after that interest payment date, maturity date or redemption date as the case may be, to the date of that payment on the next succeeding Business Day.

Sinking Fund.  The Notes will not be subject to any sinking fund.

Optional Redemption.  The Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, prior to April 1, 2054 at a redemption price equal to the greater of (1) 100% of the Principal amount of the Notes to be redeemed, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of Principal and interest on the Notes to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the Notes being redeemed, in each case, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 35 basis points, plus, in each case, accrued and unpaid interest on the Notes to the date of redemption.

Commencing on April 1, 2054, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the Principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to the date of redemption.

Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the Principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Guarantees.  The Notes are fully and unconditionally guaranteed by the Subsidiary Guarantors.

Amendment; Waiver.  The Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may take certain actions to amend the Indenture or the Notes without notice to or the consent of any Holder of Notes.  In addition, the Indenture permits, with certain exceptions as therein provided, the Company, the Subsidiary Guarantors and the Trustee to otherwise amend the Indenture or the Notes with the consent of the Holders of a majority in Principal amount of the Notes affected by such amendment.  However, certain actions of the Company require the consent of each Holder of outstanding Notes affected thereby.

The Company may elect in any particular instance not to comply with certain covenants set forth in the Indenture or the Notes if, before the time for such compliance, the Holders of a majority in Principal amount of the Notes either waive compliance in that instance or generally waive compliance with those provisions, but the waiver may not extend to or affect any term, provision or condition except to the extent expressly so waived, and, until the waiver becomes effective, the Company’s obligations and the duties of the Trustee in respect of any such provision will remain in full force and effect.

Payments.  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

Registered Form.  The Notes will be issued in fully registered form only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Choice of Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflict of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

Defined Terms.  All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common

TEN ENT - as tenants by the entireties

JT TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -                                         Custodian

(Cust)
(Minor)
Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto                                             PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or type name and address, including postal zip code, of assignee)

the within Note and all rights thereunder, hereby irrevocably constitutes and appoints to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

Schedule I

[Include Schedule I only for a Global Note]

SCHEDULE OF INCREASES OR DECREASES

The following increases or decreases in the Principal amount of this Global Note have been made:

Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase or decrease	Signature of authorized signatory of Trustee

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                       , among                            (the “Guaranteeing Subsidiary”), a subsidiary of                                  (or its permitted successor), Valmont Industries, Inc., a corporation organized under the laws of Delaware (the “Company”), the existing Subsidiary Guarantors, and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee executed and delivered an Indenture, dated as of April 12, 2010 (the “Base Indenture” and as supplemented by the Third Supplemental Indenture dated September 22, 2014, in each case, among the Company, the Subsidiary Guarantors and the Trustee, the “Indenture”), to provide for the issuance by the Company of $250,000,000 aggregate Principal amount of the Securities of the Company designated as its 5.25% Senior Notes due 2054;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of each other and of Holders as follows:

1.                                      Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                      Guarantee.  The Guaranteeing Subsidiary hereby agrees to become a party to the Indenture as a Subsidiary Guarantor and shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.  The Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

3.                                      Notation not Required.  Neither the Company nor the Guaranteeing Subsidiary shall be required to make a notation on the Securities to reflect the Subsidiary Guaranty or any release, termination or discharge thereof.

4.                                      Governing Law; Jury Trial Waiver.  The laws of the State of New York shall govern this Supplemental Indenture.  EACH OF THE COMPANY, THE GUARANTORS, AND THE TRUSTEE, AND EACH NOTE HOLDER, BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE, THE SECURITIES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.                                      Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6.                                      Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.                                      The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Subsidiary Guarantee of the Guaranteeing Subsidiary or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary, the Company and the Subsidiary Guarantors.  All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

8.                                      Successors.  All agreements of the Guaranteeing Subsidiary in the Indenture, this Supplemental Indenture and the Subsidiary Guaranty shall bind its successors.  All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9.                                      No Waiver.  Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this

Supplemental Indenture shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege.  The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Supplemental Indenture at law, in equity, by statute or otherwise.

9.                                      Modification.  No modification, amendment or waiver of any provision of this Supplemental Indenture, nor the consent to any departure by the Guaranteeing Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Guaranteeing Subsidiary in any case shall entitle the Guaranteeing Subsidiary to any other or further notice or demand in the same, similar or other circumstance.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

VALMONT INDUSTRIES, INC.
as the Company

By:
Name:
Title:

PIROD, INC.
as a Subsidiary Guarantor

By:
Name:
Title:

VALMONT COATINGS, INC.
as a Subsidiary Guarantor

By:
Name:
Title:

VALMONT NEWMARK, INC.
as a Subsidiary Guarantor

By:
Name:
Title:

Signed sealed and delivered by Valmont Queensland Pty Ltd ACN 142 183 800 in accordance with s127 of the Corporations Act 2001 (Cth) in the presence of:	VALMONT QUEENSLAND PTY LTD. as a Subsidiary Guarantor
By:
Name:
Title:

By:
Name:
Title:

Signed sealed and delivered by Valmont Group Pty Ltd ACN 142 189 295 in accordance with s127 of the Corporations Act 2001 (Cth) in the presence of:	VALMONT GROUP PTY LTD. as a Subsidiary Guarantor
By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: